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                                                                    Exhibit 10.4

                      MARKETING AND DISTRIBUTION AGREEMENT

     This Marketing and Distribution Agreement (the "Agreement") is entered into as of the 18th day of May, 2006, by and between MedTrak Technologies, Inc., an Arizona corporation ("MedTrak"), and AcuNetx, Inc., a Nevada corporation ("AcuNetx").

                                    RECITALS:
                                    ---------

     A. MedTrak markets and sells video electronystagmography ("VNG") products listed on the attached Exhibit A (the "MedTrak VNG Products").

     B. AcuNetx manufactures various medical devices, including the MedTrak VNG Products.

     C. AcuNetx intends to create and manufacture an alternate line of VNG products that will be marketed and branded by AcuNetx (the "AcuNetx VNG Products"). MedTrak VNG Products and AcuNetx VNG Products will collectively be referred to as the "Products."

     D. AcuNetx desires that MedTrak be the exclusive company to market and sell the MedTrak VNG Products, and MedTrak desires that AcuNetx be the sole and exclusive manufacturer of the MedTrak VNG Products.

                                   AGREEMENT:
                                   ----------

     1. Exclusive Dealings for MedTrak VNG Products.

          1.1 AcuNetx grants to MedTrak the exclusive right to market and sell the MedTrak VNG Products. MedTrak grants to AcuNetx the exclusive right to manufacture the MedTrak VNG Products.

          1.2 MedTrak may market and distribute the MedTrak VNG Products itself or through distributors or sub-distributors (collectively referred to as "Distributors"), provided that AcuNetx approves the Distributor's contract(s) with MedTrak, such approval(s) not to be unreasonably withheld. AcuNetx hereby consents to the current Distributor contracts listed on Exhibit B.

          1.3 MedTrak and its Distributors may market and sell the MedTrak VNG Products under a "private label" as they are currently labeled in Exhibit A, including the MedTrak brand and sub-brands MobiTrak, ScottTrak and OtoTrak. No additional or new naming or branding of MedTrak VNG products manufactured by AcuNetx may occur.

     2. MedTrak VNG Product Improvements.

          2.1 As AcuNetx creates and develops the AcuNetx VNG Products, it will make any improvements that are part of the AcuNetx VNG Products available to MedTrak and its Distributors to be incorporated in the MedTrak VNG Products under the MedTrak "private label" provisions of Section 1.3. The price and commission structure for the improved MedTrak VNG Products will be separately negotiated as these product improvements become available. The parties agree that the price and commission structure will be comparable with AcuNetx products distributed by other AcuNetx distributors.

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          2.2 MedTrak agrees to adhere to the AcuNetx marketing and branding standards in compliance with applicable FDA labeling regulation and requirements.

     3. Exclusive Manufacturer. During the term of this Agreement, MedTrak agrees not to distribute or sell any VNG products other than those manufactured by AcuNetx.

     4. Purchase Orders. Each sale of any MedTrak VNG Product will be initiated by MedTrak's delivery to AcuNetx of a written purchase order specifying in reasonable detail the type, quantity, delivery date, and shipping destination information for the MedTrak VNG Product ordered (the "Purchase Order"). No Purchase Order will be binding on AcuNetx until accepted in writing by AcuNetx. If any Purchase Order is not rejected in writing and delivered to MedTrak by AcuNetx within three business days of AcuNetx's receipt of the Purchase Order, then Purchase Order will be deemed accepted as submitted.

     5. Delivery.

          5.1 Type of Delivery. All Products delivered will be FOB AcuNetx's plant or other place of shipment. AcuNetx will use its best efforts to deliver Products by the applicable delivery date to the destination specified in each Purchase Order. All customs duties, costs, taxes, insurance premiums, and other expensive expenses relating to such transportation and delivery will be at the recipient's expense.

          5.2 Packaging. AcuNetx will package the product in its standard shipping packages.

          5.3 Set Up and Compliance. MedTrak will be responsible for assisting end- users with setting out and ensuring Product compliance with Product specifications at the time of setup.

     6. Price, Commission. and Payment.

          6.1 Commission-based Payment to MedTrak. If AcuNetx ships MedTrak VNG Products directly to the end user, AcuNetx will book and collect the end-user sales price. AcuNetx will then pay MedTrak a commission (the "Commission"), which shall be the difference between the wholesale price to MedTrak for the MedTrak VNG Products, as provided in writing to MedTrak (the "MedTrak Wholesale Price"), and the end-user sales price. AcuNetx shall pay the Commission to MedTrak within three business days after AcuNetx's has been paid for the Product from the end-user.

          6.2 Wholesale Price Payment to AcuNetx. If for any reason AcuNetx transfers title of the MedTrak VNG Products to MedTrak, together with the responsibilities and liabilities of such title transfer, AcuNetx will ship Product directly to MedTrak, and MedTrak shall pay AcuNetx the wholesale price for the Product within 15 calendar days of invoice.

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          6.3 Payment to MedTrak Distributors. MedTrak will be responsible for payment of commissions to all of its Distributors and will indemnify AcuNetx from any MedTrak Distributor claims of non-payment.

     7. Term and Termination.

          7.1 The Term of this Agreement will be for eight years and will automatically be renewed for an additional three year term thereafter (Additional Terms) unless notice of termination is given in writing by either party at least 90 days prior to the end of the Initial Term or any Additional Term.

          7.2 If either party materially breaches in provision of this Agreement and the breach is not cured or steps initiated to remedy the breach to the other parties reasonable satisfaction within 30 days after receipt of notice specifying the breach, the party not in breach may terminate this Agreement.

     8. Prior Agreement. The parties had previously signed an Exclusive Manufacturing, Sales, Licensing and Software Ownership Agreement dated March 22, 2004, as well as an Addendum signed on October 27, 2004 (collectively referred to as the "Prior Agreement"). The parties hereby agree to cancel and terminate the Prior Agreement, effective as of the date of this Agreement, except for any amounts that are owed between the parties for transactions entered into prior to the effective date of this Agreement. This Agreement supersedes and replaces the Prior Agreement.

     9. Confidential Information.

          9.1 AcuNetx Confidential Information. AcuNetx has developed, on its own accord and is in possession of certain proprietary and confidential source codes, schematics, lists of contractors, proprietary information and trade secrets (collectively referred to as "AcuNetx Confidential Information) related to the Products that are utilized in the manufacture of the Products. AcuNetx has previously delivered the Confidential Information to Anker, Reed, Hymes & Schreiber, a Law Corporation (hereafter Anker, Reed) for storage and safekeeping.

               9.1.1 Access to AcuNetx's Confidential Information. MedTrak acknowledges that it and its employees will be exposed to and have access to the AcuNetx Confidential information during the term of this Agreement.

               9.1.2 MedTrak agrees to use the AcuNetx Confidential Information only to the extent necessary to perform its marketing and sales obligations under this Agreement and will not disclose, during the term of this Agreement, and at all times thereafter, any of the AcuNetx Confidential Information to any third party without the prior written consent of AcuNetx.

               9.1.3 MedTrak acknowledges that irreparable injury will result to AcuNetx in the event of a breach of this section, and in the event of such breach, AcuNetx will be entitled to an injunction to restrain the violation by MedTrak, its employees, and all persons acting for or with it. Injunctive relief will be in addition to any other remedies and damages available.

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          9.2 MedTrak Confidential Information. MedTrak has developed, on its own accord and is in possession of certain proprietary and confidential source codes, schematics, lists of contractors, proprietary information and trade secrets (collectively referred to as "MedTrak Confidential Information") related to the Products that are utilized in the manufacture of the Products.

               9.2.1 Access to MedTrak's Confidential Information. AcuNetx acknowledges that it and its employees will be exposed to and have access to the MedTrak Confidential Information during the term of this Agreement.

               9.2.2 AcuNetx agrees to use the MedTrak Confidential Information only to the extent necessary to perform its development and manufacturing obligations under this Agreement and will not disclose during the term of this agreement and at all times thereafter, any of the MedTrak Confidential Information to any third party without the prior written consent of MedTrak.

               9.2.3 AcuNetx acknowledges that irreparable injury will result to MedTrak in the event of a breach of this section, and in the event of such breach MedTrak will be entitled to an injunction to restrain the violation by AcuNetx, its employees and all persons acting for or with it. Injunctive relief will be in addition to any other remedies in damages available.

     10. Ownership and Licenses of Software. MedTrak will be the exclusive owner of the software, including upgrades, used in the MedTrak VNG Products (the "Software"). All right, title, and interest, including copyright rights, of the Software is hereby vested, and future upgrades will be vested, in MedTrak. MedTrak hereby grants AcuNetx an exclusive license to use the Software during the term of this Agreement.

     11. Inability of AcuNetx to Provide Products. If AcuNetx is not capable of meeting MedTrak's sales requirements for the MedTrak VNG Products, AcuNetx will, within 10 days, inform MedTrak of such inability to perform. Within 10 days after so informing MedTrak, AcuNetx will direct Anker, Reed to make the AcuNetx Confidential Information available to MedTrak so as to ensure MedTrak's ability to continue to manufacture the MedTrak VNG Products. If the inability to provide MedTrak VNG Products is temporary, AcuNetx may grant permission to. MedTrak to have the Products manufactured by an alternative supplier, which supplier must first be approved by AcuNetx. If MedTrak utilizes the AcuNetx Confidential Information, MedTrak will compensate AcuNetx for each MedTrak VNG Product not manufactured by AcuNetx in an amount equal to 10% of MedTrak's then current cost to purchase the Product from AcuNetx

     12. Warranties, Support and Repairs. AcuNetx will provide each end-user of the Products with AcuNetx's standard warranty coverage and also provide technical support and repairs consistent with its warranty obligations. MedTrak will not make any representation or give any warranties or guarantees to any person with respect to any of the Products or related services, other than those representations, warranties, or guarantees that AcuNetx has specifically authorized.

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     13. Indemnification. The parties agree that each party is solely responsible for the performance of its duties, and each agrees to indemnify and hold the other harmless from and against any and all claims asserted against the other for loss or damage to property including claims for economic and business injury, to persons or firms and all injury or death to third persons, including all expenses incident to any of the foregoing claims, in any way arising out of or relating to the conduct of such party's business and performance under this Agreement. Each party further agrees to defend the other and the other's agents and employees from and against any claim, demand, cause of action, damage, loss, cost or expense arising from or in connection with its actions or failures to act. Neither party may take any action that would have the effect of causing the other to be in violation of any rules, decrees, laws or regulations.

     14. Expenses. Each party agrees to bear their own expenses in connection with the negotiation of this Agreement, including but not limited to, attorneys' fees, accounting fees, and other out-of-pocket expenses

     15. Press Release. Both parties agree to cooperate in preparing a press release describing this Agreement. The press release will be submitted for release unless legal counsel advises that for compliance purposes it must be released sooner or later. Except as provided in this Section, neither party may release any information to the public or the media without the consent of the other party.

     16. Miscellaneous.

          16.1 Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter and supersedes all prior agreements, understandings and negotiations regarding the same, including the Prior Agreement and that certain Letter of Intent dated April 20, 2006.

          16.2 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

          16.3 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so this Agreement will otherwise remain in full force and effect.

          16.4 Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

          16.5 Use of Party's Name. No right, express or implied, is granted by this agreement to either party to use in any manner not expressly provided for in this Agreement the name of the other party or any other trademark or trade name of the other in connection with the performance of this agreement.

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          16.6 Notices. All notices, demands, requests, elections or other communications required or permitted to be given by any party to the other will be in writing and will be (a) personally delivered; (b) sent via facsimile transmission; or (c) deposited in the United States mail, first-class certified postage prepaid, return receipt requested, and addressed to the parties as follows:

                                   To AcuNetx:
                                   -----------

                      1000 S. McCaslin Boulevard, Suite 300
                            Superior, Colorado 80027
                         Attention: Terry R. Knapp, M.D.
                               (F) (303) 494-1714

                                 With a Copy to:

                             Michael J. Tauger, Esq.
                                5445 DTC Parkway
                                    Suite 520
                           Greenwood Village, CO 80111
                               (F) (303) 770-7257

                                   To MedTrak:
                                   -----------

                              10182 E. Cactus Road
                              Scottsdale, AZ 85260
                               (F) (413) 826-7905
                            Attention: Mel Shadowens

                                 With a Copy to:

                            Gallagher & Kennedy, P.A.
                            2575 East Camelback Road
                             Phoenix, Arizona 85016
                               (F) (602) 530-8500
                          Attention: Michael W. Murphy

Notices, demands, requests, elections, or other communications will, if personally delivered, be effective upon receipt; if mailed, will be effective upon the earlier of (a) actual receipt, (b) four days after first being deposited in the United States mail as indicated by the postmark thereon; or (c) if sent via facsimile, be effective upon delivery so long as the sender's facsimile machine provides written proof of successful transmission. Notice of a change of address must be in the manner provided for the giving of other notices.

          16.7 Relationships of the Parties. Nothing contained in this agreement is intended to be construed so as to constitute AcuNetx and MedTrak as partners or joint venturers with each other. Neither party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.


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

          16.8 Waiver and Modifications. The waiver by either party of a breach of any provision will in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself. This Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

          16.9 Applicable Law. This agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of laws provisions. The proper venue for any proceeding at law or in equity will be (i) Maricopa County, Arizona, if AcuNetx commences any proceeding against MedTrak; and (ii) Boulder County, Colorado if MedTrak commensec any proceeding against AcuNetx. The parties waive any right to object to the venue. The prevailing party in any legal action to enforce or interpret this Agreement will be entitled to reasonable costs and attorney's fees.

          16.10 Captions. Section captions are for convenience only and are not to be construed to define, limit or affect the construction or interpretation of this Agreement.

          16.11 Force Majeure. A party will not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

          16.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears here on, and all of which will together constitute one and the same instrument. This Agreement will become binding in one or more counterparts hereof, individually or taken together, they are the signatures of all the parties reflected here on as the signatories.

          16.13 No Presumption. This Agreement has been negotiated among the parties and if there is any ambiguity, no presumption construing the Agreement against a party may be imposed because this Agreement was prepared by counsel for one party or the other.

     IN WITNESS WHEREOF, the parties have signed this agreement to be effective as of the date first written above.


MEDTRAK TECHNOLOGIES, INC.,                      ACUNETX, INC.,
an Arizona corporation,                          a Nevada corporation


/s/ Mel Shadowens                                /s/ Terry R. Knapp 5/24/06
-----------------                                --------------------------
Mel Shadowens, Ph.D., Member                     Terry R. Knapp, M.D.
                                                 Chief Executive Officer


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                                    EXHIBIT A

                              MEDTRAK VNG PRODUCTS


1. MedTrak single camera 2 channel VNG system. This system includes the following:

Goggle Assembly single camera
9" video monitor
Inferface Cpntroller 2003 AHR
Active Head Rotation Infrared transmitter
Active Head Rotation Receiver
DC Power Supply
Computer (Tower or Laptop)
Keyboard
Mouse
Footswitch
17" Flat Screen CRT Monitor
Printer HP
Printer Cable
IF/Computer Cable
One each 48" video cable
ten each goggle pads
MedTrak VNG Operating Manual
MedTrak Software Disk
Windows XP
AC Power Center
One Atmos Air Caloric Irrigator (Bithermal)
One year warranty

2. Mobi-Trak single camera 2 channel VNG system. This system includes the following:

Goggle Assembly single camera
Inferface Cpntroller 2003 AHR
Active Head Rotation Infrared transmitter
Active Head Rotation Receiver
DC Power Supply
Compute Laptop
One MobiTrak Carrying Case
Footswitch
Printer HP
Printer Cable
IF/Computer Cable
One each 48" video cable
ten each goggle pads
MobiTrak VNG Operating Manual
MobiTrak Software Disk

Windows XP
AC Power Center
One Atmos Air Caloric Irrigator (Bithermal)
One year warranty

3. ScottTrak VNG single camera 2 channel system. This system includes the following:

Goggle Assembly single camera
9" video monitor
Inferface Cpntroller 2003 AHR
Active Head Rotation Infrared transmitter
Active Head Rotation Receiver
DC Power Supply
Computer (Tower or Laptop)
Keyboard
Mouse
Footswitch
17" Flat Screen CRT Monitor
Printer HP
Printer Cable
IF/Computer Cable
One each 48" video cable
ten each goggle pads
ScottTrak VNG Operating Manual
ScottTrak Software Disk
Windows XP
AC Power Center
One Atmos Air Caloric Irrigator (Bithermal)
One year warranty

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                                    EXHIBIT B

                              DISTRIBUTOR CONTRACTS

Balance & Vestibular Systems, LLC aka InBalance, LLC
11315 Business Park Blvd
Jacksonville, Fl 32256

ScottPT
35 Dora Lane
Holmdel, NJ 07733

AmeriBalance
355 Brainards Rd
Harmony Township
Philipsburg, NJ 08865